EXHIBIT (a)(14)

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS , INC.

ARTICLES OF AMENDMENT

American Century Quantitative Equity Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(2) of the Maryland General Corporation Law, the Board of Directors of the Corporation has duly adopted resolutions authorizing the renaming of duly established and allocated series of the Corporation's stock as follows:

Old Series Name	New Series Name
Long-Short Equity Fund	Long-Short Market Neutral Fund

SECOND:      These Articles of Amendment shall become effective at 12:01 a.m. on June 30, 2008.

THIRD:          The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary this 2nd day of June, 2008.

ATTEST:	AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.

/s/ Otis H. Cowan	By: /s/ Charles A. Etherington
Otis H. Cowan	Charles A. Etherington
Assistant Secretary	Senior Vice President